EX-3.(I)g

                              Certificate for Renewal and Revival

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                                   EXHIBIT 3.(I)g

                                   Certificate

                       for Renewal and Revival of Charter

NVID International, Inc. a corporation organized under the laws of Delaware. the charter of which was voided for non-payment of taxes, note desires to procure a restoration renew-It and revival of its charier, and hereby certifies as follows;

1.      The name of the corporation is NVID International, Inc.
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2.      Its  registered  office in the State of  Delaware,  at 1209  Orange  St.
        Street, City of Wilmington zip Code 19801 County of New Castle the name and address of its registered agent is Corporation Trust Company.

3. The date at filing of the original Certificate of Incorporation to Delaware was August 20, 1984.
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4.      The date when  restoration  renewal,  and revival of the charter of this company Is to commence is the 28th day of February 1996, same being prior to the date of the expiration of the charter. This renewal and revival of the charter of this corporation is to be perpetual.

5. This Corporation was duly organized and carried on the business authorized by its charter until the First day of March. A.D, 1996 at which time its charter became inoperative arid void for non-payment of taxes sad this certificate for renewal and revival is tiled by authority of the duly elected directors of the corporation in accordance with the laws of the State of Delaware.

        IN TESTIMONY WHEREOF and to compliance with the previsions of Section 312 of the General Corporation Law of the State of Delaware as amended providing for the renewal, extension and restoration of charters, Robert F. Bunte the last and acting President, and Robert F. Bunte, the last and acting Secretary 0f NVID International, Inc., have hereunto set their hands to this certificate this 9th day of December, 1996.

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